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Exhibit 10.16

GUARANTEE
(corporate guarantor)

Agreement ref. TRM002

To:
NCR LIMITED
206 Marylebone Road
London NW1 6LY
(together with its successors and assigns "NCR")

From:
TRM CORPORATION
5208 N.E. 122nd Avenue
Portland
OREGON 97230
USA
(the "Guarantor")

1.
The Guarantor acknowledges that it has received a copy of a rental agreement ref. TRM002 (the "Agreement") entered or to be entered into between TRM (ATM) LIMITED (the "Principal") and NCR.

2.
In consideration of NCR acting under or in connection with the Agreement, the Guarantor unconditionally and irrevocably guarantees the due performance by the Principal of its obligations under the Agreement and undertakes to pay NCR on demand, if the Principal fails to pay them, all sums whatsoever which the Agreement provides are to be paid by the Principal.

3.
NCR's certificate of the amounts to be paid by the Guarantor under this Guarantee will be conclusive and binding on the Guarantor in the absence of manifest error.

4.
The Guarantor's liability under this Guarantee shall not be discharged or impaired by:

(a)
any amendment to or variation of the Agreement or any security relating to the Agreement or any assignment thereof;

(b)
any release of or granting of time or any other indulgence to the Principal or any third party;

(c)
any other act, event or omission which would or might but for this clause operate to discharge or impair the Guarantor's liability hereunder.

5.
Any release, compromise or discharge of the obligations of the Guarantor shall be deemed to be made subject to the condition that it will be voidable by NCR if any payment or security which NCR may receive or has received is set aside or proves invalid for whatever reason.

6.
The Guarantor's obligation hereunder is that of primary obligor and exists irrespective of any total or partial invalidity, illegality or unenforceability of the Agreement and if any sum arising under any liability under the guarantee contained herein is not or would not be recoverable on the footing of a guarantee whether by reason of any legal limitation, disability or incapacity on or of the Principal or any other act or circumstance whether known to NCR or not such sum shall nevertheless be recoverable from the Guarantor as a sole and principal debtor, and shall be paid or caused to be paid by the Guarantor on demand.

7.
This Guarantee is a continuing guarantee and is in addition to and not in substitution for any other security which NCR may now or hereafter hold for the obligations of the Principal under the Agreement.

8.
The Guarantor shall not, whilst any amounts remain to be paid by the Principal under the Agreement:

(a)
prove in a liquidation or winding up of the Principal in competition with NCR for any sum owing to NCR by the Principal on any account whatsoever;

(b)
claim payment whether directly or by set-off, counterclaim or otherwise of any sum which may be or has become due to the Guarantor by the Principal if the Principal has defaulted under the Agreement;

(c)
exercise any other right or remedy against the Principal in respect of any sum paid by it under this Guarantee.

9.
All amounts payable under this Guarantee shall be paid in full without any deduction or withholding whatsoever, unless required by law, in which case the Guarantor shall pay an additional amount so that the net amount received by NCR equals the amount it would have received in the absence of such deduction or withholding.

10.
Any payment to be made by the Guarantor hereunder shall be made in pounds sterling. The obligation of the Guarantor in respect of any amount due hereunder shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount if pounds sterling that NCR may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and cost of exchange) on the first day on which banks in London are open for business and able to deal in such other currency immediately following the day on which NCR receives such payment. If the amount in pounds sterling as may be necessary to compensate for such shortfall, and any obligation of the Guarantor not so discharged shall be due as a separate and independent obligation.

11.
The Guarantor shall on demand indemnify NCR against all costs and expense (including taxes thereon and legal fees) incurred by NCR in protecting and enforcing any rights under this Guarantee.

12.
This Guarantee may be assigned by NCR provided that any such assignment shall not increase the obligations of the Guarantor hereunder. In the event of such assignment the obligations of the Guarantor hereunder shall be owed to the assignee as if it were the named beneficiary of this Guarantee.

13.
Any notice or consent to be given under this Guarantee shall be in writing and shall be delivered by hand, or sent by first class post or by facsimile to the other party at the address given above or at its last known place of business or (in the case of the Guarantor) the agent appointed pursuant to clause 15.3 below and shall be deemed to have been served, in the case of notice sent by post, 48 hours after posting, or in the case of notice delivered by hand or sent by facsimile, on the date of delivery or transmission.

14.
Any failure by NCR to exercise in whole or in part its rights under this Guarantee will not constitute a waiver of those rights.

15.1
This Guarantee is governed by the law of England. The Guarantor irrevocably submits to the jurisdiction of the Courts of England for the purposes of any legal action or proceedings arising out of or in connection with the Guarantee ("Proceeding") and waives any objection to

  Proceedings in such courts whether on the grounds that the Proceedings have been brought in an inconvenient forum otherwise.

15.2
The foregoing submission shall not affect the right of NCR to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude any party from taking Proceedings in any other jurisdiction.

15.3
The Guarantee irrevocably appoints Jonathan Lass of Cozen and O'Connor, Tower 42, Level 23, 25 Old Broad Street, London EC2N 1HQ to receive for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to such agent whether or not it is forwarded to and received by the Guarantor. The Guarantor may appoint an alternative agent for the purposes of and subject to this clause 15.3 and such appointment shall be effective upon the Guarantor giving NCR due notice thereof in accordance with clause 13.

15.4
Nothing herein shall affect the right to serve process in any other matter permitted by law.

        IN WITNESS WHEREOF the Guarantor has caused this Guarantee to be executed by its duly authorised officer this 29th day of July 2002

TRM CORPORATION
Guarantor

By:	/s/ Danial J. Tierney
Title:	Senior Vice President

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  Exhibit 10.16
GUARANTEE (corporate guarantor)